UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2024

METRO ONE TELECOMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-262645	93-0995165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 North Gould Street, Suite 2990 Sheridan, Wyoming	82801
(Address of Principal Executive Offices)	(Zip Code)

(307) 683-0855

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2024, Metro One Telecommunications, Inc. (the “Company”) announced the appointment of Mr. Brian Sagi, effective January 30, 2024, to the Company’s Board of Directors. Concurrently, Mr. James A. Brodie, the Company’s current Treasurer, Interim CFO and a member of the Company’s Board, was appointed Secretary of the Company.

Mr. Brian Sagi

Mr. Sagi, age 54, is an experienced board leader, entrepreneur, technologist and dealmaker. He has a long track record of starting and growing companies and of creating liquidity events in companies. As a seasoned entrepreneur, Mr. Sagi has founded and grown technology, medical device and aerospace companies. As a dealmaker of over 20 years at Cerian Technology Ventures, he has advised clients in numerous mergers, acquisitions, licensing deals, joint ventures and other strategic as well as restructuring transactions. Prior to Cerian Technology Ventures, Mr. Sagi worked in the venture capital industry at IDEAEdge Ventures, a fund focused on investments in fast-growing mobile technologies. Mr. Sagi is currently Chairman of the Board at VTM Technologies LTD and Chairman of the Board at C Cubed Aerospace LLC, both of which are private companies. He has graduated from the University of San Diego with a Master of Business Administration, from the University of California, San Diego with a Master of Engineering in Electrical Engineering, and from the Technion, Israel’s Institute of Technology with a Bachelor of Science in Electrical Engineering and a Bachelor of Arts in Computer Science.

Mr. Sagi has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Sagi and any of the Company’s other executive officers or directors. There are no other arrangements or understandings between Mr. Sagi and any other persons pursuant to which Mr. Sagi was appointed as a member of the Board of Directors.

Director compensation

Mr. Sagi will receive annual director’s compensation of $18,000, payable quarterly, and will be eligible to participate in the Company’s equity compensation plans as determined by the Company’s board of directors.

Mr. James A Brodie

Mr. Brodie, age 69, has served as a member of the Company’s Board since November 2018 and as Treasurer of the Company since January 2019. Mr. Brodie is a successful businessman who has added significant value in many business sectors including healthcare both products and services, wine importation and distribution, air ambulance services, inflight entertainment and strategic consulting. He has formed and led teams that have successfully started and grown small businesses and as a result has extensive M&A experience. Currently, Mr. Brodie serves as a strategic advisor to Citadel America Asset Group based in New York, New York. The group purchases and restores B grade apartment complexes across the southern tier of the United States. The group has about 1,500 units and is actively seeking additional properties. The group has about $150 million under management. Mr. Brodie is also a partner in the development of a family business, J Wilder Importers, which designs and imports bespoke shoes, premium leather belts and hand loomed textiles. Products are sourced from Spain, Argentina, Morocco, Tunisia, Greece, Turkey, India and Australia. Other leadership experience includes being the founding partner of a New York Stock Exchange brokerage firm, a board member of the Pink Sheets, and a managing director of Tocqueville Asset Management. He also served as a managing director in the turnaround of a family office and trading firm that made markets in over 400 stocks. Mr. Brodie served as an advisor to the largest operating charity on Long Island, New York where he worked to grow or merge their foundation with smaller charitable foundations. Finally, Mr. Brodie was the president of Temple Gwathmey Steeplechase Foundation, a national organization dedicated to the history and promotion of the safety of the equine sport of steeplechasing in the United States.

Mr. Brodie has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Brodie and any of the Company’s other executive officers or directors. There are no other arrangements or understandings between Mr. Brodie and any other persons pursuant to which Mr. Brodie was appointed as Secretary.

We issued a press release announcing the aforementioned appointments on January 31, 2024, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

2

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

99.1	Press Release issued by Metro One Telecommunications, Inc., dated January 31, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRO ONE TELECOMMUNICATIONS, INC.

Dated: January 31, 2024	By:	/s/ Elchanan Maoz
Name: Elchanan Maoz
Title: Chief Executive Officer, President and Director

4